UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Check the appropriate box:

     [X]  Preliminary Information Statement
     [ ] Confidential, for Use of the Commission Only [as permitted by Rule 14c-5(d)(2)]
     [ ]  Definitive Information Statement

                       Internal Hydro International, Inc.
                  --------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
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                       Internal Hydro International, Inc.
            607 W. MARTIN LUTHER KING Jr. Blvd., TAMPA, FLORIDA 33603

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RE:  Notice  of  Action  by  Written  Consent  of Board of  Directors  Effective
September 10, 2004

Dear Stockholder:

     We are notifying our stockholders of record on July 27, 2004, that the Board of Directors of Internal Hydro International, a Florida corporation (the "Company"), approved the following actions by vote of the Company's Board of Directors in lieu of a special meeting, to be effective September 10, 2004, or within ten (10) days thereof:

     A subdivision of the issued and outstanding Common and Preferred stock of the Company (a forward split) at a ratio of one (5) shares for each share (1) of preferred and common stock issued and outstanding.

     The split shares should have been receive by you as of the date of this letter.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     An information statement containing a detailed description of the matters to be adopted by written consent in lieu of a special meeting of stockholders accompanies this notice. You are urged to read the information statement in its entirety for a description of the actions taken by the Board of Directors of the Company.

     The Company will first mail this information statement to stockholders on or about Janury 10, 2005.

By Order of the Board of Directors

/s/ Mark Pena
---------------------------
Mark Pena , Chairman
January 4, 20005

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                       Internal Hydro International, Inc.
            607 W. MARTIN LUTHER KING Jr. Blvd., TAMPA, FLORIDA 33603


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                              INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being furnished to the stockholders of Internal Hydro International, Inc. a Florida corporation (the "Company"), in connection with the adoption of the Actions outlined above by the by the Company's Board of Directors, on July 27, 2004. The actions described above and such approval and consent by the Board of Directors is sufficient under the Florida General Corporation and our by-laws to approve these actions. Accordingly, the above actions will not be submitted to our other stockholders for a vote and this information statement is being furnished to our other stockholders to inform them of the actions in accordance with the provisions of the laws of the state of Florida.

Executive Offices:

Our principal executive offices are located at 607 W. MARTIN LUTHER KING Jr. Blvd., TAMPA, FLORIDA 33603. Our telephone number is ((813) 231-7122

                      OUTSTANDING SHARES AND VOTING RIGHTS

We propose to first send this Information Statement to our stockholders of record as of September 10, 2004, (the "Record Date"). The record date established by us for purposes of determining (i) the number of outstanding shares of our Common Stock and the number of outstanding shares of Preferred Stock, and (ii) our stockholders entitled to receive this Information Statement. Persons who were not shareholders on such date will not be sent an Information Statement.

As of the Record Date, there are 6,450,000 shares of the Company's Preferred Stock and 4,411,334 shares of the Company's Common Stock. Each share of Preferred and Common Stock entitles the holder thereof to one (1) vote on all matters submitted to stockholders.



                PRINCIPAL SHAREHOLDERS; MANAGEMENT SHARE HOLDINGS


Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The following table sets forth Common Stock ownership information as of the Record Date with respect to (i) each person known to us to be the beneficial owner of more than 5% of our issued and outstanding Common Stock and Preferred Stock; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, the business address of each person listed is Internal Hydro International, Inc. , 607 W. MARTIN LUTHER KING Jr. Blvd., TAMPA, FLORIDA 33603


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   Name and Address of       Title of   Amount and Nature of   Percent of
   Beneficial Owner            Class      Beneficial Owner       Class
-  -----------------------------------------------------------------------------
-  Craig Huffman            Preferred       1,301,804           20.183%
-  Rianey Nelson            Preferred       1,547,952            24.01%
-  Mark Pena                Preferred         242,656            3.762%
-  James A. Thomas          Preferred       1,201,228            18.62%


-  Mark Pena                Common             17,913              .40%
-  Craig Huffman            Common            221,926             5.03%
-  Budd Family L.P.         Common            250,000             5.66%
-  Langley Investment Trust Common            475,000            10.77%
-  Cede & Co.               Common            429,613             9.74%
-  Brian Fisher             Common            263,450             5.97%
-  Jeri Fisher              Common            250,000             5.66%
-  Justin Fisher            Common            251,383             5.70%
-  Joseph Batty             Common            120,000             2.72%
-  Wade Kenyon              Common              7,227              .16%
-  -----------------------------------------------------------------------------
All officers and directors
     as a group (1 person)  Preferred       1,544,460            23.94%
                            Common            367,066             8.31%


                                 PROPOSAL NO. 1
                               FORWARD STOCK SPLIT

On July 27, 2004, our Board of Directors voted to ratify, approve and accept a subdivision of the issued and outstanding Common and Preferred Stock of the Corporation (a forward split) at a ratio of five shares (5) shares for each share of preferred and common stock issued and outstanding. This forward split took effect at the close of business on September 10, 2004 ("Effective Date") for shareholders of record as of the close of business on September 10, 2004 (or a date within ten days thereof in the discretion of the Board of Directors or as soon thereafter as approved by NASD), effective at the close of business the same date. Mechanically, the transfer agent effects the forward immediately on the books of the Company's transfer agent as of the Effective Date. Existing certificates held by shareholders will continue to represent pre-split shares and the effect of the forward will occur electronically. Additionally, certificates representing the post split shares have been sent out to the shareholders of record by the Company's stock transfer company.

Reasons for the Forward Stock Split

The purpose of the forward stock split is to decrease the market price per share of our common stock. The Board believes that by giving effect to a forward split, the resulting increase in the number of shares outstanding is likely to improve the volume and liquidity of the Company's shares to aid in financing efforts of the Company. In addition, the increased number of issued and outstanding shares will enable the Company to attract new businesses through mergers and/or acquisitions.

Potential Risks of the Forward Stock Split

If the Board does effect a forward stock split, there can be no assurance that the bid price of our common stock will continue at a level in proportion to the increase in the number of outstanding shares resulting from the forward stock


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Potential Risks of the Forward Stock Split - continued

split and that the market price of the post-split common stock can be maintained. The market price of our common stock will also be based on our performance and other factors, many of which are unrelated to the number of shares outstanding. If the forward stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall capitalization may be greater than would occur in the absence of a forward stock split. Potential Effects of the Forward Stock Split

Pursuant to the forward stock split, each holder of shares of our common and preferred stock, par value $0.001 per share, as of the Effective Date of the forward stock split will become a holder of a greater number of shares our common and preferred stock, par value $0.001 per share, after consummation of the forward stock split.

Accounting Matters

The forward stock split will not affect the par value of our common or preferred stock. As a result, on the effective date of the forward stock split, the stated par value capital on our balance sheet attributable to our preferred stock will be reduced and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value per share of our common stock will be decreased because there will be greater shares of our preferred and common stock outstanding.

Effect on Authorized and Outstanding Shares

As of the record date the Company had the authority to issue a maximum of 75,000,000 shares of common stock. As of the record date, there were 4,411,334 shares of our common stock issued and outstanding, or held as treasury shares. Although the number of authorized shares of common stock is not to change as a result of the forward stock split, the number of shares of common stock issued and outstanding, or held as treasury shares, will be increased to a number that will be approximately equal to the number of shares of our common stock issued and outstanding, or held as treasury shares, immediately prior to the effectiveness of the forward stock split, divided by the ratio of the forward.

As a result of the forward stock split, there is normally a in the number of authorized shares which would be unissued and available for future issuance after the forward stock split. However, this condition will not exist in this case due to the Board of Directors' and shareholders' simultaneous action approving an increase in our authorized common stock to 200,000,000 shares. The increase in available shares could be used for any proper corporate purpose approved by the Board including, among other purposes, financing future transactions.

The Board of Directors on August 28, 2004 voted to increase the amount of authorized shares from 75,000,000 to 200,000,000 shares.

With the exception of the number of shares issued and outstanding, or held as treasury shares, the rights and preferences of the shares of our common stock prior and subsequent to the forward stock split will remain the same. Following the Effective Date of the forward stock split, it is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our current business would materially change as a result of the forward stock split.

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The forward  stock split will be effected  simultaneously  for all of our common and preferred stock and the exchange ratio will be the same for all of our common and preferred stock. The forward split will affect the preferred stock holders as of the Effective Date uniformly. The forward stock split will also affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the forward stock split results in any of our stockholders owning a fractional share. See "Fractional Shares." Common stock issued and outstanding after the forward stock split will remain fully paid and non-assessable.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, we are subject to periodic reporting and other requirements. The proposed forward stock split will not affect the registration of our common stock under the Exchange Act.

Increase of Shares of Common Stock Available for Future Issuance

As a result of the forward stock split, there is normally a increase in the number of shares of common stock issued and outstanding, or held as treasury shares, and an associated decrease in the number of authorized shares which would be unissued and available for future issuance after the forward stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in composition of our Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the forward stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and stockholders. Other than the forward stock split proposal, our Board does not currently contemplate recommending the adoption of any other amendments to our certificate of incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Fractional Shares

We will not issue fractional shares in connection with the forward stock split. Instead, any fractional share that results from the forward stock split will be rounded up to the next whole share. We are doing this so that we may avoid the expense and inconvenience of issuing and transferring fractional shares of our common stock as a result of the stock split. The shares do not represent separately bargained for consideration.

Certain Federal Income Tax Consequences

The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

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Certain Federal Income Tax Consequences - continued

The receipt of the common stock following the effective date of the forward stock split, including whole shares issued in lieu of fractional shares, solely in exchange for the common stock held prior to the forward stock split will not generally result in a recognition of gain or loss to the stockholders. The adjusted tax basis of a stockholder in the common stock received after the forward stock split will be the same as the adjusted tax basis of the common stock held prior to the forward stock split exchanged therefore, and the holding period of the common stock received after the forward stock split will include the holding period of the common stock held prior to the forward stock split exchanged therefore. No gain or loss will be recognized by the Company as a result of the forward stock split.

Appraisal Rights

No appraisal rights are available under the Florida General Corporate Law or under our Certificate of Incorporation or by-laws to any stockholder who dissents from the proposal to approve the amendment to the certificate of incorporation to effect the forward stock split.



                             ADDITIONAL INFORMATION

Additional information concerning the Company, may be obtained by written request addressed to Internal Hydro International, Inc.


By order of the Board of Directors of:

 Internal Hydro International, Inc.

/s/ Craig Huffman
---------------------------
Craig Huffman
Chief Executive Officer

January 5, 2005

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